EXHIBIT 12


        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands except ratio data)



                                                 Six months
                                                   ended            YTD           YTD            YTD            YTD           YTD
                                                 30-June-95      31-Dec-94     31-Dec-93      31-Dec-92      31-Dec-91     31-Dec-90
                                                 ----------      ---------     ---------      ---------      ---------     ---------
Net Income                                         26,594         25,905         53,711         50,186         49,221        59,190

Plus REIT
Transaction                                          --           28,198           --             --             --            --
Related Costs

Plus Fixed Charges
                                                    5,809          3,428          1,257          1,401            983           824
                                                   ------         ------         ------         ------         ------        ------
                                                   32,403         57,531         54,968         51,587         50,204        60,014

Divided by Fixed
Charges                                             5,809          3,428          1,257          1,401            983           824

Ratio of Earnings
to Fixed Charges                                     5.58          16.78          43.73          36.82          51.07         72.83